Exhibit 99.1

           HERCULES PROVIDES $7.5M FINANCING TO PREDICANT BIOSCIENCES

     PALO ALTO, Calif., Oct. 11 /PRNewswire-FirstCall/ -- Hercules Technology Growth Capital, Inc. (Nasdaq: HTGC), a leading debt and equity growth capital provider to technology and life science companies, today announced that on Sept. 30, 3005 it provided $7.5 million of debt financing to Predicant Biosciences, an emerging life sciences company developing minimally invasive technology for identifying and assaying protein biomarkers. Proceeds from the financing will be used to help Predicant develop and market technology that will provide physicians with new, high-value tests for detecting, diagnosing and monitoring complex disease states.

     (Logo: http://www.newscom.com/cgi-bin/prnh/20050609/SFTH149LOGO )

     "Predicant's technology can be used to detect disease at its earliest stage, track disease progression, improve the accuracy of diagnosis and predict the efficacy of therapy," said Kathy Conte, managing director of Hercules. "We are pleased to partner with the company as it continues to develop an integrated system to provide reliable measurements for protein pattern discovery and clinical assay."

     Predicant was formed on the belief that the ability to define and monitor biological states through the analysis of bodily fluids will lead to a revolution in medicine and biomedical research. The company is working to become the world leader in the field of proteomics. Led by an experienced management team, Predicant seeks to transform the possibilities of its technologies into improved realities for patients.

     About Hercules Technology Growth Capital:
     Founded in December 2003, Hercules Technology Growth Capital, Inc. is a NASDAQ traded specialty finance company providing debt and equity growth capital to technology and life sciences companies at all stages of development. The company primarily finances privately held companies backed by leading venture capital and private equity firms and also may finance certain publicly traded companies. Hercules focuses its investments in industries such as computer software and hardware, networking systems, semiconductors, semiconductor capital equipment, information technology infrastructure, Internet consumer and business services, telecommunications, and life sciences. The company's investments are originated through its principal office located in the Silicon Valley, as well as additional offices in the Boston, Boulder and Chicago areas. Providing capital to privately held companies backed by leading venture capital and private equity firms involves a certain degree of credit risk and may result in potential losses.

     For more information, please visit http://www.herculestech.com . Companies interested in learning more about financing opportunities should contact info@herculestech.com or call 650-289-3060.

     About Predicant Biosciences:
     Founded in 2002, Predicant Biosciences is developing minimally invasive technology for identifying and assaying protein biomarker patterns that reflect and differentiate biological states. The integrated Predicant system consists of proprietary separation, detection and informatics technologies, and is targeted for use in diagnosing and managing disease states or drug development. Predicant is headquartered in South San Francisco, CA. Additional information about Predicant Biosciences is available at http://www.predicant.com .

CONTACT: Hercules Technology Growth Capital, Inc., +1-650-289-3060, or info@herculestech.com; or Deborah Stapleton, +1-650-470-0200, or deb@stapleton.com/
Web site:  http://www.predicant.com /
Web site:  http://www.herculestech.com /